EXHIBIT 99.2





                     Independent Auditor's Report on Compliance



Board of Directors
Fremont Financial Corporation


We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Fremont Financial Corporation ("Servicer") as of December 31, 1997 and the related consolidated statements of income, retained earnings, and cash flows for the year then ended, and have issued our report thereon dated February 8, 1998.

In connection with our audit, nothing came to our attention that caused us to believe that the Servicer failed to comply with the terms and conditions set forth in Sections 3.04, 3.05, 4.02, 4.03, 4.04, 4.05, and 12.01 of the Pooling
and Servicing Agreement, as amended or supplemented, between the Servicer, Fremont Funding Inc. ("Transferor") and LaSalle National Bank ("Trustee"), dated March 1, 1993, insofar as they relate to accounting matters. However, our audit was not directed primarily toward obtaining knowledge of such noncompliance.

In addition, at your request, we compared the amounts and mathematical calculations set forth in the Settlement Statements for the months of June, September, and December 1997 (forwarded by the Servicer pursuant to Section 3.04(c) of the Pooling and Servicing Agreement) to comparable amounts and calculations set forth in the Servicer's monthly computer reports and Trustee bank statements, noting no exceptions other than one amount which, with correction, would not affect compliance with the sections of the Pooling and Servicing Agreement described above. We were not engaged to, and did not, perform an audit of the Settlement Statements, the objective of which would be the expression of opinion on the Settlement Statements. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the use of the Servicer, the Trustee, and the rating agencies (Standard & Poor's Corporation and Duff & Phelps Credit Rating Co.) and should not be used for any other purpose.

                                                 /s/ ERNST & YOUNG LLP
                                                 -------------------------------
                                                 Ernst & Young LLP


February 8, 1998